                                                                    EXHIBIT 2.2

                                             EXHIBIT C  TO SEPARATION AGREEMENT
                                             ==================================

                  GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT
                                    Between
                             MILLIPORE CORPORATION
                                      and
                       MILLIPORE MICROELECTRONICS, INC.

                            _________________, 2001

TABLE OF CONTENTS                                                         PAGE
------------------------------------------------------------------------  ----
Article I   Definitions.................................................     1

Article II  Contribution And Assumption.................................     8
Section 2.1.  Contribution of Assets and Assumption of Liabilities......     8
Section 2.2.  The Non-US Plan...........................................     9
Section 2.3.  Adjustment for Retained Assets and Retained Liabilities...    10
Section 2.4.  Methods of Transfer and Assumption........................    10
Section 2.5.  Governmental Approvals and Consents.......................    11
Section 2.6.  Nonrecurring Costs and Expenses...........................    12
Section 2.7.  Novation of Assumed MMI Liabilities and Other Liabilities.    12

Article III Litigation..................................................    14
Section 3.1.  Allocation................................................    14
Section 3.2.  Cooperation...............................................    14

Article IV  Miscellaneous...............................................    15
Section 4.1.  Entire Agreement..........................................    15
Section 4.2.  Governing Law.............................................    15
Section 4.3.  Notices...................................................    15
Section 4.4.  Parties in Interest.......................................    15
Section 4.5.  Counterparts..............................................    15
Section 4.6.  Assignment................................................    15
Section 4.7.  Severability..............................................    15
Section 4.8.  Failure or Indulgence Not Waiver; Remedies Cumulative.....    15
Section 4.9.  Amendment.................................................    15
Section 4.10. Authority.................................................    15
Section 4.11. Interpretation............................................    17
Section 4.12. Conflicting Agreements....................................    17

SCHEDULES

Schedule 1.13(viii)...   Specific Assets to be Transferred to MMI
Schedule 1.13(A)......   Excluded Assets
Schedule 1.14(vi).....   Divested Businesses Which Contain Liabilities to be
                           Transferred to MMI
Schedule 1.14(vii)....   Specific Liabilities to be Transferred to MMI
Schedule 1.14(A)......   Other Liabilities Excluded from MMI Liabilities
Schedule 2.1.3........   Delayed Transfer Assets and Liabilities

                  GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

     This General Assignment and Assumption Agreement (this "GA&A Agreement") is entered into on _____________________, 2001 between MILLIPORE CORPORATION, a Massachusetts corporation ("Millipore"), and MILLIPORE MICROELECTRONICS, INC., a Delaware corporation ("MMI").

                                R E C I T A L S

     1. Millipore hereby and by certain other instruments of even date herewith transfers or will transfer to MMI effective as of the Separation Date, certain assets of the MMI Business owned by Millipore in accordance with the Master Separation and Distribution Agreement dated as of ________________, 2001 between Millipore and MMI (the "Separation Agreement").

     2. It is further intended between the parties that MMI assume certain of the liabilities related to the MMI Business currently owed by Millipore, as provided in this GA&A Agreement, the Separation Agreement or the other agreements and instruments provided for in the Separation Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     The following terms shall have the meanings assigned to them below whenever they are used in this Agreement; terms defined elsewhere in this Agreement shall have the meanings ascribed to them at the location of their definition indicated below. Except where the context otherwise requires, words imparting the singular shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

SECTION 1.1. ACTION. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

SECTION 1.2. ASSETS. "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors, customers or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following: (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form; (ii) all apparatus, computers and other electronic data processing equipment, automobiles, trucks, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property; (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products; (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise; (v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person; (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments; (vii) all deposits, letters of credit and performance and surety bonds; (viii) all Intellectual Property whether developed and owned directly or prepared by consultants and other third parties; (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property; (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions; (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; (xii) all prepaid expenses, trade accounts and other accounts and notes receivables; (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;
(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution; (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority; (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

SECTION 1.3. CONTRACTS. "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

SECTION 1.4. DELAYED TRANSFER ASSETS. "Delayed Transfer Assets" means any MMI Assets that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be transferred after the Separation Date.

SECTION 1.5. DELAYED TRANSFER LIABILITIES. "Delayed Transfer Liabilities" means any MMI Liabilities that are expressly provided in this Agreement, the Separation Agreement or any other Ancillary Agreement to be assumed after the Separation Date.

SECTION 1.6. GOVERNMENTAL APPROVALS. "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

SECTION 1.7. GOVERNMENTAL AUTHORITY. "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

SECTION 1.8. INSURANCE POLICIES. "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

SECTION 1.9. INSURED MMI LIABILITIES. "Insured MMI Liabilities" means any MMI Liability to the extent that: (i) MMI is covered under the terms of Millipore's Insurance Policies in effect prior to the Distribution Date and (ii) MMI is not a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

SECTION 1.10. INTELLECTUAL PROPERTY. "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); utility models; registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

SECTION 1.11. LIABILITIES. "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

SECTION 1.12. LOCAL TRANSFER AGREEMENTS. "Local Transfer Agreements" means the agreements with respect to the transfer of assets and liabilities and the provision of transitional services between Subsidiaries in the MMI Group and the Millipore Group in jurisdictions outside of the United States necessary to effect the Non-U.S. Plan (as defined in the Separation Agreement).

SECTION 1.13. MMI ASSETS. "MMI Assets" means (without duplication) the following Assets, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties: (i) all Assets reflected in the MMI Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the MMI Balance Sheet; (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected in the MMI Balance Sheet in accordance with the principles and accounting policies under which the MMI Balance Sheet was prepared; (iii) all Assets acquired by Millipore or its Subsidiaries after the date of the MMI Balance Sheet that would be reflected in the consolidated balance sheet of MMI as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the MMI Balance Sheet was prepared, including any business transaction processing that may occur on Millipore systems on behalf of MMI during the period between Separation Date to initialization of the processing systems required by MMI; (iv) all Assets that are used primarily by the MMI Business at the Separation Date but are not reflected in the MMI Balance Sheet due to mistake or omission; provided, however, that no Asset shall be a MMI Asset requiring any transfer by Millipore unless MMI or its Subsidiaries have, on or before the first anniversary of the Distribution Date, given Millipore or its Subsidiaries notice that such Asset is a MMI Asset; (v) all MMI Contingent Claims; (vi) all MMI Contracts; (vii) to the extent permitted by law and subject to the Separation Agreement and the Master Transitional Services Agreement, all rights of any member of the MMI Group under any of Millipore's Insurance Policies or other insurance policies issued by Persons unaffiliated with Millipore; and (viii) those specific Assets that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or any other Schedule hereto or thereto) as Assets to be transferred to MMI or any other member of the MMI Group and which are set forth on SCHEDULE 1.13(viii). MMI ASSETS SHALL EXCLUDE THE FOLLOWING: (A) the Excluded Assets listed or described on SCHEDULE 1.13(A); (B) the Retained Assets; and (C) any Assets that are expressly contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Millipore or any other member of the Millipore Group.

Section 1.14. MMI Liabilities. "MMI Liabilities" means (without duplication) the following Liabilities, except as otherwise provided for in any other Ancillary Agreement or other express agreement of the parties: (i) all Liabilities reflected in the MMI Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the MMI Balance Sheet; (ii) all Liabilities of Millipore or its Subsidiaries that arise after the date of the MMI Balance Sheet that would be reflected in the consolidated balance sheet of MMI as of the Separation Date if such consolidated balance sheet was prepared using the same principles and accounting policies under which the MMI Balance Sheet was prepared;

(iii) all Liabilities that are related primarily to the MMI Business at the Separation Date but are not reflected in the MMI Balance Sheet due to mistake or unintentional omission; PROVIDED, HOWEVER, that no Liability shall be considered
                        --------  -------
as a MMI Liability unless Millipore or its Subsidiaries, on or before the first anniversary of the Distribution Date, has given MMI or its Subsidiaries notice that such Liability is a MMI Liability; (iv) all MMI Contingent Liabilities; (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the Separation Date, primarily relating to, arising out of or resulting from: (1) the operation of the MMI Business, as conducted at any time prior to, on or after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); (2) the operation of any business conducted by any member of the MMI Group at any time after the Separation Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or (3) any MMI Assets; (vi) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations listed or described on SCHEDULE 1.14(vi); and (vii) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by MMI or any member of the MMI Group, and all agreements, obligations and Liabilities of any member of the MMI Group under this Agreement or any of the Ancillary Agreements which are listed on
SCHEDULE 1.14(vii). The MMI Liabilities SHALL EXCLUDE THE FOLLOWING: (A) the Excluded Liabilities listed or described in SCHEDULE 1.14(A); (B) the Retained Liabilities; (C) all Insured MMI Liabilities; (D) all Liabilities that are expressly contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or assumed by Millipore or any other member of the Millipore Group, and all agreements and obligations of any member of the Millipore Group under the Separation Agreement, this Agreement or any other Ancillary Agreement.

SECTION 1.15. MMI BALANCE SHEET. "MMI Balance Sheet" means the audited consolidated balance sheet (including the notes thereto) of the MMI Business as of December 31, 2000, that is included in the IPO Registration Statement.

SECTION 1.16. MMI CONTINGENT CLAIM. "MMI Contingent Claim" means any claim or other right of a member of the Millipore Group or the MMI Group that primarily relates to the MMI Business, whenever arising, against any Person other than a member of the Millipore Group or the MMI Group, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring as of the Separation Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Separation Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Separation Date. A claim or right meeting the foregoing definition shall be considered a MMI Contingent Claim regardless of whether there was any Action pending, threatened or contemplated as of the

Separation Date with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a MMI Contingent Claim. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the Separation Date if all the elements of the claim necessary for its assertion shall have occurred on or prior to the Separation Date, such that the claim or right, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of: (i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, or (iv) any matters relating to Taxes (which are governed by the Tax Sharing Agreement) shall be deemed to be a MMI Contingent Claim.

SECTION 1.17. MMI CONTINGENT LIABILITY. "MMI Contingent Liability" means any Liability, other than Liabilities for Taxes (which are governed by the Tax Sharing Agreement), of a member of the Millipore Group or the MMI Group that primarily relates to the MMI Business, whenever arising, to any Person other than a member of the Millipore Group or the MMI Group, if and to the extent that such Liability arises out of the events, acts or omissions occurring as of the Separation Date and the existence or scope of the obligation of a member of the Millipore Group or the MMI Group as of the Separation Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Separation Date or as a result of the failure of such Liability to have been discovered or asserted as of the Separation Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined). In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the Separation Date and a portion of which arises out of events, acts or omissions occurring on or after the Separation Date, only that portion that arises out of events, acts or omissions occurring prior to the Separation Date shall be considered a MMI Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the Separation Date if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the Separation Date, such that the claim, were it asserted in an Action on or prior to the Separation Date, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarification of the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the Separation Date, or to satisfy any obligation accrued under any Plan (as defined in the Employee Matters Agreement) as of the Separation Date, shall deemed to be a MMI Contingent Liability. For purposes of determining whether a claim relating to the Year 2000 problem is a MMI Contingent Liability, claims relating to products shipped prior to the Separation Date shall be deemed to have arisen prior to the Separation Date.

SECTION 1.18. MMI CONTRACTS. "MMI Contracts" means the following contracts and agreements to which Millipore is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contractor agreement that is contemplated to be retained by Millipore or any member of the Millipore Group pursuant to any provision of this Agreement or any other Ancillary Agreement:
(i) any contract or agreement entered into in the name of, or expressly on behalf of, any division or business unit of MMI; (ii) any contract or agreement that relates primarily to the MMI Business; (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement, the Separation Agreement or the other Ancillary Agreements to be assigned to MMI; and (iv) any guarantee, indemnity, representation, warranty or other Liability of any member of the MMI Group or the Millipore Group in respect of any other MMI Contract, any MMI Liability or the MMI Business (including guarantees of financing incurred by customers or other third parties in connection with purchases of products or services from the MMI Business).

SECTION 1.19. MMI PRO FORMA BALANCE SHEET. "MMI Pro Forma Balance Sheet" means any unaudited pro forma condensed consolidated balance sheet of MMI appearing in the IPO Registration Statement.

SECTION 1.20. RETAINED LIABILITIES. "Retained Liabilities" means (i) all accounts payable and other obligations of payment for goods or services purchased, leased or otherwise received in the conduct of the business of a Subsidiary of Millipore located outside of the United States that, as of the Separation Date, are payable to a third Person by such Subsidiary and (ii) all other miscellaneous Liabilities of such Subsidiary; WHERE the transfer of such
                                                    -----
Retained Liabilities is prohibited, restricted, subjected to significant taxation under local law or is otherwise impractical AND [X] such Retained
                                                     ---
Liabilities are allocable to the MMI Business and the Subsidiary required to retain such Retained Liabilities will be a Subsidiary of the Millipore Group under the Non-U.S. Plan; OR [Y] such Retained Liabilities are allocable to the
                         --
business of Millipore other than the MMI Business and the Subsidiary required to retain such Retained Liabilities will be a Subsidiary of the MMI Group under the Non-U.S. Plan.

SECTION 1.21. RETAINED ASSETS. "Retained Assets" means (i) all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the business of a Subsidiary of Millipore located outside of the United States that, as of the Separation Date, are payable by a third Person to such Subsidiary; and (ii) all other miscellaneous Assets of such Subsidiary WHERE the transfer of such Retained Assets is
                          -----
prohibited, restricted, subjected to significant taxation under local law or is otherwise impractical AND [X] such Retained Assets are allocable to the MMI
                      ---
Business and the Subsidiary required to retain such Retained Assets will be a Subsidiary of the Millipore Group under the Non-U.S. Plan; OR [Y] such Retained
                                                           --
Assets are allocable to the business of Millipore other than the MMI Business and the Subsidiary required to retain such Retained Liabilities will be a Subsidiary of the MMI Group under the Non-U.S. Plan.

SECTION 1.22. SECURITY INTEREST. "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

SECTION 1.23. SUBSIDIARY. "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned and controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

SECTION 1.24. TAXES. "Taxes" has the meaning set forth in the Tax Sharing Agreement.

                                  ARTICLE II
                          CONTRIBUTION AND ASSUMPTION

SECTION 2.1 CONTRIBUTION OF ASSETS AND ASSUMPTION OF LIABILITIES.

2.1.1.   TRANSFER OF ASSETS. Effective on the Separation Date, Millipore hereby
         ------------------
         assigns, transfers, conveys and delivers (or will cause any applicable Subsidiary to assign, transfer, convey and deliver) to MMI, or, pursuant to Section 2.4, to any applicable MMI Subsidiary, and MMI hereby accepts from Millipore, or applicable Millipore Subsidiary, and agrees to cause its applicable MMI Subsidiary to accept, all of Millipore's and its applicable Subsidiaries' respective right, title and interest in MMI Assets, other than the Delayed Transfer Assets; PROVIDED, HOWEVER, that any MMI Assets that are specifically assigned
         --------  -------
         or transferred pursuant to another Ancillary Agreement shall not be assigned or transferred pursuant to this GA&A Agreement

2.1.2.   ASSUMPTION OF LIABILITIES. Effective on the Separation Date, MMI hereby
         -------------------------
         assumes and agrees faithfully to perform and fulfill (or will cause any applicable Subsidiary to assume, perform and fulfill), all the MMI Liabilities owed by Millipore, other than the Delayed Transfer Liabilities, in accordance with their respective terms. Thereafter, MMI shall be responsible (or will cause any applicable Subsidiary to be responsible) for all MMI Liabilities held by Millipore, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or determined (including any MMI Liabilities arising out of claims made by Millipore's or MMI's respective directors, officers, consultants, independent contractors, employees or agents against any member of the Millipore Group or the MMI Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Millipore Group or the MMI Group or any of their respective directors, officers, employees or agents.

2.1.3.   DELAYED TRANSFER ASSETS AND LIABILITIES. Each of the parties hereto
         ---------------------------------------
         agrees that the Delayed Transfer Assets will be assigned, transferred, conveyed and delivered, and the Delayed Transfer Liabilities will be assumed, in accordance with the terms of the agreements that provide for such assignment, transfer, conveyance and delivery, or such assumption, after the date of this Agreement or as otherwise set forth on SCHEDULE 2.1.3. Following such assignment, transfer, conveyance and delivery of any Delayed Transfer Asset, or the assumption of any Delayed Transfer Liability, the applicable Delayed Transfer Asset or Delayed Transfer Liability shall be treated for all purposes of this Agreement and the other Ancillary Agreements as a MMI Asset or as a MMI Liability, as the case may be.

2.1.4.   MISALLOCATED ASSETS. In the event that at any time or from time to time
         -------------------
         (whether prior to, on or after the Separation Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any Asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer, or cause to be transferred, such Asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.


SECTION 2.2. THE NON-US PLAN. Each of Millipore and MMI shall take, and shall cause each member of its respective Group to take, such action as reasonably necessary to consummate the transactions contemplated by the Non-US Plan (whether prior to, on or after the Separation Date). Unless otherwise agreed in writing by the Chief Financial Officers of Millipore and MMI, notwithstanding anything in this Agreement, the Separation Agreement or in any other Ancillary Agreement to the contrary, (i) no party to a Local Transfer Agreement shall be entitled to receive or retain any Asset unless such party shall have paid any consideration contemplated to be paid in connection therewith pursuant to the Non-US Plan; and (ii) no term or provision of a Local Transfer Agreement which is inconsistent with the Non-US Plan shall be effective.

2.2.1. Effective on the Separation Date, Millipore shall transfer all of its right title and interest or cause Millipore Subsidiaries to transfer all of their right title and interest in and to the issued and outstanding capital stock of the Subsidiaries listed on Schedule 2.3.2 of the Separation Agreement in accordance with the procedures specified in the Non-U.S. Plan and shall assume or cause a Millipore Subsidiary to assume the Liabilities other than the MMI Liabilities of each such Subsidiary in accordance with the Non-U.S. Plan.

SECTION 2.3. ADJUSTMENT FOR RETAINED ASSETS AND RETAINED LIABILITIES. In each country in which there are Retained Assets or Retained Liabilities, the Subsidiary which is required to retain such Retained Assets and/or Retained Liabilities under local law shall retain such items but shall calculate the net value thereof by applying its Retained Assets against its Retained Liabilities, at and as of the Separation Date; the net amount remaining (whether negative or positive) from such calculation (a "Net Retention Adjustment") shall be reported by such Subsidiary to its ultimate parent (either MMI or Millipore, as the case may be). The Net Retention Adjustments reported by all Subsidiaries in the MMI Group shall be aggregated and the Net Retention Adjustments reported by all Subsidiaries in the Millipore Group shall be aggregated. If the aggregate net amount of all Net Retention Adjustments reported by Subsidiaries in the MMI Group exceeds the aggregate net amount of all Net Retention Adjustments reported by Subsidiaries in the Millipore Group, then MMI shall be credited with a payment under the Separation Revolving Credit Agreement in an amount equal to the amount of such excess, provided that if such credit reduces the outstanding balance under the Separation Revolving Credit Agreement to zero, then payment of the balance of such excess to MMI shall be made in cash. If the aggregate amount of all Net Retention Adjustments reported by Subsidiaries in the Millipore Group exceeds the aggregate net amount of all Net Retention Adjustments reported by Subsidiaries in the MMI Group, then MMI shall be charged with a drawdown under the Separation Revolving Credit Agreement in an amount equal to the amount of such excess.


SECTION 2.4.  METHODS OF TRANSFER AND ASSUMPTION.

2.4.1.   TERMS OF OTHER ANCILLARY AGREEMENTS GOVERN. The parties shall enter
         ------------------------------------------
         into the other Ancillary Agreements, on or about the date of this Agreement. To the extent that the transfer of any MMI Asset or the assumption of any MMI Liability is expressly provided for by the terms of any other Ancillary Agreement, the terms of such other Ancillary Agreement relating to such transfer shall effect, and determine the manner of, the transfer or assumption. It is the intent of the parties that pursuant to Section 2.1, the transfer and assumption of all other MMI Assets and MMI Liabilities, other than Delayed Transfer Assets and Delayed Transfer Liabilities, shall be made effective as of the Separation Date; PROVIDED, HOWEVER, that circumstances in various
                          --------  -------
         jurisdictions outside the United States may require the transfer of certain Assets and the assumption of certain Liabilities to occur in such other manner and at such other time as the parties shall agree, as provided in the Non-US Plan and Section 2.2 hereof.

2.4.2.   MISTAKEN ASSIGNMENTS AND ASSUMPTIONS. In addition to those transfers
         ------------------------------------
         and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the Separation Date, there may exist Assets that the parties discover were, contrary to the agreements between the parties, by mistake or omission, transferred to MMI or Liabilities that the parties discover were, contrary to the agreements between the parties, by mistake or omission, assumed by MMI. The parties shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party and shall not use the determination that remedial actions need to be taken to alter the original intent of the parties hereto with respect to the Assets to be transferred to or Liabilities to be assumed by MMI. Each party shall reimburse the other or make other financial adjustments (e.g., without limitation, cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

2.4.3.   DOCUMENTS RELATING TO OTHER TRANSFERS OF ASSETS AND ASSUMPTION OF
         -----------------------------------------------------------------
         LIABILITIES. In furtherance of the assignment, transfer and conveyance
         -----------
         of MMI Assets and the assumption of MMI Liabilities set forth in Sections 2.1 and certain other Ancillary Agreements, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter:

         (i) Millipore shall execute and deliver, and shall cause its Subsidiaries in accordance with Local Transfer Agreements to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of Millipore's and its Subsidiaries right, title and interest in and to the MMI Assets to MMI; and

         (ii) MMI shall execute and deliver to Millipore and its Subsidiaries such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the MMI Liabilities by MMI.

SECTION 2.5.  GOVERNMENTAL APPROVALS AND CONSENTS.

2.5.1.   TRANSFER IN VIOLATION OF LAWS. If and to the extent that the valid,
         -----------------------------
         complete and perfected transfer assignment or novation to the MMI Group of any MMI Assets and MMI Liabilities (or from the MMI Group of any Non-MMI Assets) would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation, the IPO or the Distribution, then, unless Millipore shall otherwise determine, the transfer, assignment or novation to or from the MMI Group, as the case may be, of such MMI Assets or Non-MMI Assets, respectively, shall be automatically deemed deferred and any such purported transfer, assignment or novation shall be null and void until such time as all legal impediments are removed and/or such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such Asset shall still be considered a MMI Asset for purposes of determining whether any Liability is a MMI Liability; PROVIDED, HOWEVER, that if such covenants or Governmental Approvals
         --------  -------
         have not been obtained within six months of the Distribution Date, the parties will use their reasonable commercial efforts to achieve an alternative solution in accordance with the parties' intentions at and as of the Separation Date.

2.5.2.   TRANSFERS NOT CONSUMMATED PRIOR TO SEPARATION DATE. If the transfer,
         --------------------------------------------------
         assignment or novation of any Assets intended to be transferred or assigned hereunder, including pursuant to the Non-US Plan, is not consummated prior to or on the Separation Date, whether as a result of the provisions of Section 2.5 or for any other reason, then the Person retaining such Asset shall thereafter hold such Asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto). In addition, the Person retaining such Asset shall take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred in order to place such Person, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating to such MMI Assets (or such Non-MMI Assets, as the case may be), including possession, use, risk of loss, potential for gain, and dominion, control and command over such Assets, are to inure from and after the Separation Date to the MMI Group (or the Millipore Group, as the case may be). If and when the Consents and/or Governmental Approvals, the absence of which caused the deferral of transfer of any Asset pursuant to Section 2.4, are obtained, the transfer of the applicable Asset shall be effected in accordance with the terms of this Agreement and/or such other applicable Ancillary Agreement.

2.5.3.   EXPENSES. The Person retaining an Asset due to the deferral of the
         --------
         transfer of such Asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the Asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such Asset.

SECTION 2.6. NONRECURRING COSTS AND EXPENSES. Notwithstanding anything herein to the contrary, any nonrecurring costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of the Separation Agreement, this Agreement or any other Ancillary Agreement shall be the responsibility of the party which incurs such costs and expenses.

SECTION 2.7   NOVATION OF ASSUMED MMI LIABILITIES AND OTHER LIABILITIES.

2.7.1.   REASONABLE COMMERCIAL EFFORTS. Each of Millipore and MMI, at the
         -----------------------------
         request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute MMI Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the MMI Group, so that, in any such case, MMI and its Subsidiaries will be solely responsible for such Liabilities.

2.7.2.   INABILITY TO OBTAIN NOVATION. In the event that Millipore is unable to
         ----------------------------
         obtain, or to cause to be obtained, any required consent, approval, release, substitution or amendment referred to in Subsection 2.7.2 above, the applicable member of the Millipore Group shall continue to be bound by such agreements, leases, licenses and other obligations and shall, as agent or subcontractor for MMI, pay, perform and discharge fully, or cause to be paid, performed or discharged all of such non-novated obligations or other Liabilities of Millipore for the benefit and at the risk of MMI, thereunder from and after the date hereof. Millipore shall, without further consideration, pay and remit, or cause to be paid or remitted, to MMI or the appropriate Subsidiary, as the case may be, promptly all money, rights and other consideration received by it or any member of the Millipore Group in respect of such performance. In the event that such performance requires the expenditure of funds by Millipore, then the amount of such expenditure by Millipore shall be deemed to be a Liability subject to indemnification by MMI pursuant to Section 7.2(i) of the Separation Agreement. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Millipore shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the Millipore Group to MMI without payment of further consideration and MMI shall, without the payment of any further consideration, assume such rights and obligations.

2.7.3.   NOVATION OF LIABILITIES OTHER THAN MMI LIABILITIES.  Under the Non-U.S.
         --------------------------------------------------
         Plan MMI will take ownership of certain Subsidiaries of Millipore which include Liabilities other than MMI Liabilities. Accordingly, each of Millipore and MMI, at the request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Liabilities other than MMI Liabilities or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Millipore Group, so that, in any such case, Millipore and its Subsidiaries will be solely responsible for such Liabilities. Notwithstanding the foregoing, neither Millipore, MMI nor their Subsidiaries shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

2.7.4.   INABILITY TO OBTAIN NOVATION OF LIABILITIES OTHER THAN MMI LIABILITIES.
         ----------------------------------------------------------------------
         In the event that MMI is unable to obtain, or to cause to be obtained, any required consent, approval, release, substitution or amendment referred to in Subsection 2.7.3 above, the applicable member of the MMI Group shall continue to be bound by such agreements, leases, licenses and other obligations and shall, as agent or subcontractor for Millipore, pay, perform and discharge fully, or cause to be paid, performed or discharged all of such non-novated obligations or other Liabilities of MMI for the benefit and at the risk of Millipore, thereunder from and after the date hereof. MMI shall, without further consideration, pay and remit, or cause to be paid or remitted, to Millipore or the appropriate Subsidiary, as the case may be, promptly all money, rights and other consideration received by it or any member of the MMI Group in respect of such performance. In the event that such performance requires the expenditure of funds by MMI, then the amount of such expenditure by MMI shall be deemed to be a Liability subject to indemnification by Millipore pursuant to Section 7.3(i) of the Separation Agreement. If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, MMI shall thereafter assign, or cause to be assigned, all of its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the MMI Group to Millipore without payment of further consideration and Millipore shall, without the payment of any further consideration, assume such rights and obligations.

                                  ARTICLE III
                                  LITIGATION

Section 3.1. ALLOCATION. Notwithstanding any contrary provisions in the Separation Agreement or in the Master Transition Services Agreement, on the Separation Date, the responsibilities for management of the litigation identified in a litigation disclosure letter (the "Litigation Disclosure Letter"), which will be delivered by Millipore to MMI on the Separation Date, shall be transferred in their entirety from Millipore and its Subsidiaries to MMI and its Subsidiaries. As of the Separation Date and thereafter, MMI shall manage the defense of such litigation and shall cause its applicable Subsidiaries to do the same. Millipore and its Subsidiaries must first obtain the prior consent of MMI or its applicable Subsidiary for any action taken subsequent to the Separation Date in connection with the litigation identified in the Litigation Disclosure Letter, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including but not limited to indemnification for such claims, shall be governed by the provisions of the Separation Agreement or in the Master Transition Services Agreement.

SECTION 3.2. COOPERATION. Millipore and MMI and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article III and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation (as "Information" is defined in the Separation Agreement). The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting Information shall reimburse the party providing Information consistent with the terms of Section 5.4 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in Section 5.4 of the Separation Agreement.

                                  ARTICLE IV
                                 MISCELLANEOUS

Section 4.1. ENTIRE AGREEMENT. This GA&A Agreement, the Separation Agreement, the other Ancillary Agreements and the Exhibits, Schedules and agreements referenced or attached hereto and thereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

SECTION 4.2. GOVERNING LAW. This GA&A Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the Commonwealth of Massachusetts as applied to transactions taking place wholly within Massachusetts between Massachusetts residents. The Superior Court of Middlesex County and/or the United States District Court for the Eastern District of Massachusetts shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article IX of the Separation Agreement.

SECTION 4.3. NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

     if to Millipore:    Millipore Corporation
                         80 Ashby Road
                         Bedford, MA 01730
                         Attention: General Counsel
                         Fax: (781) 533-3162

     if to MMI:          Millipore MicroElectronics, Inc.
                         Patriots Park
                         Bedford, MA 01730
                         Attention: General Counsel
                         Fax: (781) 533-3125

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the date of actual delivery.

SECTION 4.4. PARTIES IN INTEREST. This GA&A Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this GA&A Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this GA&A Agreement.

SECTION 4.5. COUNTERPARTS. This GA&A Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 4.6. ASSIGNMENT. This GA&A Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. This GA&A Agreement may not be assigned by any party hereto, without the other party's express written consent.

SECTION 4.7. SEVERABILITY. If any term or other provision of this GA&A Agreement or the Exhibits or Schedules attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this GA&A Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this GA&A Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.8. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this GA&A Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 4.9. AMENDMENT. No change or amendment will be made to this GA&A Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

SECTION 4.10. AUTHORITY. Each of the parties hereto represents to the other that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this GA&A Agreement; (b) the execution, delivery and performance of this GA&A Agreement by it have been duly authorized by all necessary corporate or other action; (c) it has duly and validly executed and delivered this Agreement; and (d) this GA&A Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

SECTION 4.11. INTERPRETATION. The headings contained in this GA&A Agreement, in any Exhibit or Schedule hereto and in the table of contents to this GA&A Agreement are for reference purposes only and shall not be conclusive as to the meaning or interpretation of this GA&A Agreement. When a reference is made in this GA&A Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this GA&A Agreement unless otherwise indicated.

SECTION 4.12. CONFLICTING AGREEMENTS. In the event of conflict between this GA&A Agreement and any other Ancillary Agreement or other agreement executed in connection herewith or therewith, the provisions of such other agreement shall prevail (other than as otherwise provided herein and in the Separation Agreement).


     IN WITNESS WHEREOF, each of the parties has caused this General Assignment and Assumption Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

MILLIPORE CORPORATION                   MILLIPORE  MICROELECTRONICS, INC.


By:________________________________     By:________________________________
Name:______________________________     Name:______________________________
Title:_____________________________     Title:_____________________________

                              SCHEDULE 1.13(viii)
                    SPECIFIC ASSETS TO BE TRANSFERRED TO MMI
                    ----------------------------------------

          All Assets reflected on the MMI Balance Sheets included in the IPO Registration Statement

                                SCHEDULE 1.13(A)
                                EXCLUDED ASSETS
                                ---------------

                                      None

                               SCHEDULE 1.14(vi)
     DIVESTED BUSINESSES WHICH CONTAIN LIABILITIES TO BE TRANSFERRED TO MMI
     ----------------------------------------------------------------------

                                      None

                               SCHEDULE 1.14(vii)
                            SPECIFIC MMI LIABILITIES
                            ------------------------

          All Liabilities reflected on the MMI Balance Sheets included in the IPO Registration Statement


                                SCHEDULE 1.14(A)
                OTHER LIABILITIES EXCLUDED FROM MMI LIABILITIES
                -----------------------------------------------

          All Liabilities of those Subsidiaries being transferred to MMI in accordance with Subsection 2.2.1 of this GA&A Agreement and the Non-U.S. Plan which relate to or arise out of the businesses being retained by Millipore.


                                 SCHEDULE 2.1.3
                    DELAYED TRANSFER ASSETS AND LIABILITIES
                    ---------------------------------------

                                      None